Western Reserve Bancorp, Inc. and
Western Reserve Bank
Incentive Compensation Plan

The Board of Directors of Western Reserve Bancorp, Inc. and Western Reserve Bank desires to provide an Incentive Compensation Plan for the employees of the Bank that will achieve the following objectives:

•	Allow the Company to attract and retain talented employees;

•	Align the interests of the Company’s employees with those of the Company’s shareholders;

•	Recognize that there are several components to the Company’s financial success, including profitability, growth and asset quality; and

•	Provide a quantitative way to measure each of the components of the Company’s financial success and to allocate rewards equitably among all of the Company’s employees.

To this end, the Board of Directors has adopted The Incentive Compensation Plan (“the Plan”), which is attached as Exhibit 1.

The Plan seeks to provide a range of potential rewards based on the Company’s results in each of eight Performance Factors, discussed below. The Plan involves seven Performance Levels, ranging from acceptable (Level 1) to spectacular (Level 7).

The Plan recognizes that different groups of employees may have different impacts on various aspects of the Company’s success. Therefore, the Plan divides the Company’s employees into five Groups:

•	CEO;

•	Senior Vice Presidents;

•	Loan Department Officers;

•	Other Officers; and

•	Staff.

The Plan also recognizes that certain Groups have a greater impact on all areas of the Company’s overall results, and thus provides for varying Bonus Percentages in relation to Base Compensation. Base Compensation is defined as the employee’s actual earnings for the year, exclusive of any bonuses or fringe benefits.

The Board believes that a properly-designed incentive plan does not over-emphasize one type of behavior to the detriment of another. For instance, if Loan Growth were the only Performance Factor, Asset Quality could potentially suffer. Or, if Profitability were the only measure, Growth might be hampered. Therefore, the Plan provides for eight Performance Factors in three broad categories:

Adopted: January 19, 2005

Western Reserve Bancorp, Inc. and
Western Reserve Bank
Incentive Compensation Plan

Overall Profitability:

—Return on Average Consolidated Equity
—Net Interest Margin
—Earnings Per Share Growth

Growth Rates:

—Loan Growth
—Local Deposit Growth

Asset Quality:

—Allowance for Loan Losses as a Percentage of Nonperforming Assets
—Nonperforming Assets as a Percentage of Total Assets
—Net Charge-offs as a Percentage of Average Net Loans

There is also a provision for a Discretionary component of the Incentive Compensation payment. This component is based on the Company’s overall Performance Level, as determined by the Board of Directors.

Likewise, the Plan is designed to assign an appropriate Weighting to each of the Performance Factors for each Group of employees. For example, the CEO’s potential bonus is based 45% on Overall Profitability, 30% on Growth, 15% on Asset Quality, and 10% on the Board’s Discretion. Loan Department Officers’ bonuses are based 30% on Overall Profitability, 30% on Growth, 15% on Asset Quality, and 25% on the Board’s discretion. Staff, who have no control over Asset Quality, have their bonuses calculated 30% on Overall Profitability, 30% on Growth, 0% on Asset Quality, and 40% on the Board’s discretion.

The Plan provides for a Minimum Threshold to be met before any payments may be made under the Plan. This Threshold is based on the Board-approved budget for the Plan year. The Threshold is computed as follows:

•	The Company must have Net Income (after payment of any Incentive Compensation) of at least 50% of budget in order for any payments to be made under the Plan. (Obviously, at this level of performance, the Profitability targets would not have been met.)

•	If the Company earns between 50% and 99% of budgeted net income, any payments otherwise earned under the Plan will be pro-rated to that percentage.

•	If the Company earns at least 100% of budgeted net income, the payments will be computed as per the Plan.

No payment of Incentive Compensation for the Plan year will be made until after the Company’s year-end results are finalized and released.

The Board of Directors reserves the right to modify or terminate this Plan at any time.

Adopted: January 19, 2005

Western Reserve Bancorp, Inc. and Western Reserve Bank
Incentive Compensation Plan

Exhibit 1

A. Potential Bonuses as Percent of Base Compensation

	Groups
Performance		Senior	Loan Dept.	Other
Level	CEO	VPs	Officers	Officers	Staff
1	10%	10%	5%	5%	3.0%

2	20%	15%	8%	8%	3.5%

3	30%	20%	11%	11%	4.0%

4	40%	25%	14%	14%	4.5%

5	50%	30%	17%	17%	5.0%

6	60%	35%	20%	20%	5.5%

7	70%	40%	23%	23%	6.0%

Adopted: January 19, 2005

Western Reserve Bancorp, Inc. and Western Reserve Bank
Incentive Compensation Plan

Exhibit 1

B. Performance Factors and Weightings

		Senior	Loan Dept.	Other
	CEO	VPs	Officers	Officers	Staff
Overall Profitability	45%	45%	30%	45%	30%
Return on Avg. Equity	15%	15%	10%	15%	10%
Net Interest Margin	15%	15%	10%	15%	10%
Core EPS Growth	15%	15%	10%	15%	10%
Growth Rates	30%	30%	30%	30%	30%

Loan Growth	15%	15%	15%	15%	15%
Local Deposit Growth	15%	15%	15%	15%	15%
Asset Quality	15%	15%	15%	0%	0%

Loan Loss Reserves/ Non-Performing Assets	5%	5%	5%
Non-Performing Assets/Total Assets	5%	5%	5%
Net Charge-Offs/ Average. Loans	5%	5%	5%
Discretionary	10%	10%	25%	25%	40%

Total Weighting	100%	100%	100%	100%	100%

Adopted: January 19, 2005

Western Reserve Bancorp, Inc. and Western Reserve Bank
Incentive Compensation Plan

Exhibit 1

C. Performance Targets

						Loan Loss
						Reserves/	Non-	Net
					Local	Non-	Performing	Charge-
Performance	Return on	Net Interest	EPS	Loan	Deposit	Performing	Assets/	Offs/
Level	Avg. Equity	Margin	Growth	Growth	Growth	Assets	Total Assets	Avg. Loans
1	8.00%	4.00%	6.0%	14.0%	12.0%	200%	0.60%	0.15%

2	10.00%	4.25%	9.0%	17.0%	15.0%	250%	0.50%	0.13%

3	12.00%	4.50%	12.0%	20.0%	18.0%	300%	0.40%	0.10%

4	14.00%	4.75%	15.0%	23.0%	21.0%	400%	0.30%	0.07%

5	16.00%	5.00%	18.0%	26.0%	24.0%	500%	0.20%	0.04%

6	18.00%	5.25%	21.0%	29.0%	27.0%	600%	0.10%	0.02%

7	20.00%	5.50%	24.0%	32.0%	30.0%	700%	0.00%	0.00%

Adopted: January 19, 2005